Exhibit 14.1

Policy on Ethics and Business Conduct

The management and employees of Exten Industries, Inc., and its subsidiary companies, are committed to always doing the right thing. This is why we have an ethics and compliance program and why we publish this Code. The Code is specifically designated to be a part of an effective program to prevent and detect violations of law and moral values.

The values embodied in the Exten Industries, Inc. Code of Ethics are meant to guide the business decisions of our organization. The Code of Ethics tells us that, as a company, we should strive to be trustworthy, to respect all people, to be responsible to our constituents and publics, fair in our dealings, caring of the people we affect and good citizens.

This Code of Ethics will apply to all officers, directors and employees of the Company.

Code of Ethics

It is the fundamental responsibility of all employees to adhere to the following principles:

    We will always be honest and truthful.

    We will adhere to the letter and the spirit of all applicable governmental laws, rules and regulations.

    We will handle all actual or apparent conflicts of interest between personal and professional relationships in an ethical manner.

    All public filings will contain full, fair, accurate, timely, and understandable disclosure.

    All public communications will include full, fair, accurate, timely and understandable disclosure.

    All employees will promptly report to the Board of Directors any violations of this Code.

    We will protect employees who report violations of this code from unfair and undo repercussion by those accused.

    All employees will be held accountable for adherence to this Code.

    We will promote and sustain a work environment that fosters mutual respect, openness and individual integrity.

    We will provide high quality products and services.

Adopted by the Board of Directors of Exten Industries, Inc. November 13, 2003.

W. Gerald Newmin
Chairman and Chief Executive Officer

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